CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Smartsheet Inc. of our report dated March 31, 2020 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Smartsheet Inc.'s Annual Report on Form 10-K for the year ended January 31, 2020.
/s/ PricewaterhouseCoopers LLP
Seattle, Washington
March 31, 2020